Exhibit 99.1

Finjan Reports $65 Million in Revenue for the First Quarter of 2018, an Increase of 160% Year-Over-Year
Company to Host Conference Call on April 5, at 1:30 PM PT/4:30 PM ET

EAST PALO ALTO, CA – April 5, 2018 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, is providing shareholders with a financial update and highlight of the Company’s key accomplishments for the first fiscal quarter ended March 31, 2018. Additional updates regarding Finjan’s operating subsidiaries and investments are also highlighted and will be discussed during the conference call to be held on April 5th at 1:30 p.m. PT/4:30 p.m. ET.
Unaudited Financial Highlights for the First Quarter 2018:

•	Revenue totaled $65.0 Million as compared to $24.7 million for the comparable quarter last year, an increase of 160% year-over-year

•	Ended the quarter with approximately $80.4 million in cash or $2.90 per share as compared to $26.4 million for the same period a year ago

•	Net income from operations was approximately $42.9 million or $1.55 per share as compared to $15.9 million for the same period a year ago

•	As a result of record performance the Company redeemed and retired all 153,000 Preferred Series A-1 Shares in the first quarter of 2018 for a total amount of $19.9 million
“During the first quarter of 2018 we generated $65 million in revenue, an increase of 160% year-over-year and surpassing revenue for all of 2017,” stated Phil Hartstein, President and CEO of Finjan Holdings. “The strength of our balance sheet has offered us the ability to evaluate several strategic options for the company going forward, including continuing to focus on our core competency and expertise in monetizing our intellectual property assets, synergistic M&A opportunities, and returning cash to shareholders. This is a thoughtful process and in the capable hands of management, several outside expert resources, and our financial and operational savvy
Board who are all passionate about the future of the Company.”
IP Licensing and Settlement Updates:

•
As disclosed in the Company’s March 1, 2018, 8K filing with the SEC, a confidential settlement agreement was entered into with a licensee for $65 million, plus an additional $45 million upon the licensee satisfying certain qualifying events over the course of the next four years. The Company received the $65 million payment on March 19, 2018.

•	Actively engaged with more than 20 negotiations with prospective licensees

•	Actively engaged in settlement discussions with a number of defendants
“We estimate we are only approximately 35% complete with our licensing opportunity, which includes our first quarter settlement,” continued Mr. Hartstein. “We are currently engaged with approximately 40% of the total market opportunity which includes pending litigations and 20 plus companies currently in our licensing pipeline. Beyond that, we estimate approximately 25% of the total market opportunity is untapped. In the short term, we still have a very active litigation pipeline which includes a number of procedural and substantive case activities for 2018.”
Enforcement Update and Schedule:
June 2018

•	Cisco (5:17-cv-00072) has a claim construction (“Markman”) hearing scheduled for June 15, also expect a CMC in August after the Courts decision on key claim terms
July 2018

•
Juniper (3:17-cv-05659) has a mini-trial between parties scheduled for July 26. Finjan will argue a single claim of infringement on a single Juniper product. Juniper has the option of arguing either a single claim of non-infringement or invalidity.

October 2018

•	SonicWall (5:17-cv-04467) has a claim construction (“Markman”) hearing scheduled for October 12
November 2018

•	Germany Nullity (i.e. validity) Action will be heard, combined by the German Court for both Blue Coat and ESET cases currently pending
Finjan has pending infringement lawsuits against Palo Alto Networks, ESET and its affiliates, Cisco Systems, Inc., Sonicwall, Inc., Bitdefender and its affiliates, Juniper Networks, Zscaler, and Carbon Black, relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

Finjan Mobile:

•	Increased free to paid conversion rate by over 70% since our last shareholder update

•	Concurrently lowered the cost per acquisition of new paid subscriber by 35% over the same period

•	Recently launched a new release of Vital Security including important new additions to the service

•	Launching a bi-weekly content email to all subscribers, free and paid, offering access to content streams based on connected VPN location.

JVP Cyber Strategic Partners:

•	In the first quarter, there was a capital call of $550,000 bringing our total investment to $2.9 million of the $5 million commitment

•	Currently 11 portfolio companies in JVP who have received investment financing through the fund along with two exits, one each to, PayPal and Huawei.

Analyst and Investor Call with Management
A conference call to discuss the Company’s first quarter 2018 results is scheduled for 1:30 p.m. Pacific Time on April 5, 2018. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837.

International callers can access the call by dialing 1-778-327-3988.

An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on April 5, 2018 and can be accessed by dialing 1-844-512-2921 and providing access code 10004532. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established more than 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.

Finjan® is the registered trademark of Finjan Holdings, Inc.; Finjan Mobile™, and VitalSecurity™ are the trademarks of Finjan Holdings, Inc.,
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com